                          SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

                           Amendment No. _____


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Check the appropriate box:

[ ] Preliminary Proxy Statement
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[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                             Legg Mason, Inc.
_________________________________________________________________________
              (Name of Registrant as Specified in its Charter)

_________________________________________________________________________
                  (Name of Person(s) Filing Proxy Statement)

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[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


      1.  Title of each class of securities to which transaction applies:

          _________________________________________________________________

      2.  Aggregate number of securities to which transaction applies:

          _________________________________________________________________

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          to Exchange Act Rule 0-11: (1)

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          _________________________________________________________________


(1) Set forth the amount on which the filing fee is calculated and state how it was determined.


[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee
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
                                   [LOGO]
                               Legg Mason Tower
                           111 South Calvert Street
                          Baltimore, Maryland 21202

                                                             June 15, 1994

Dear Stockholder:

   You are cordially invited to attend the Annual Meeting of Stockholders which will be held at the Stouffer Harborplace Hotel, 202 East Pratt Street, Baltimore, Maryland at 11:00 a.m. on Thursday, July 28, 1994. On the following pages you will find the formal Notice of Annual Meeting and Proxy Statement.

   Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted at the meeting. Accordingly, please date, sign and return the enclosed proxy card promptly.

   I hope that you will attend the meeting and look forward to seeing you there.

                                            Sincerely,


                                            [SIG]

                                            RAYMOND A. MASON
                                            Chairman of the Board
                                              and President

                               LEGG MASON, INC.


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           Thursday, July 28, 1994



To the Stockholders of
  LEGG MASON, INC.:

   The Annual Meeting of Stockholders of Legg Mason, Inc., a Maryland corporation, will be held at the Stouffer Harborplace Hotel, 202 East Pratt Street, Baltimore, Maryland, on July 28, 1994, at 11:00 a.m. to consider and vote upon:


   (1) The election of five directors for the three-year term ending in 1997.


   (2) Ratification of the appointment of Coopers & Lybrand as independent auditors of the Company for the fiscal year ending March 31, 1995.

   (3) Any other matter that may properly come before the meeting or any adjournment thereof.

   The Board of Directors has fixed the close of business on May 19, 1994 as the date for determining stockholders of record entitled to notice of and to vote at the Annual Meeting.

   Your attention is directed to the accompanying Proxy Statement and 1994 Annual Report to Stockholders.


                                       By order of the Board of Directors


                                       [SIG]

                                       CHARLES A. BACIGALUPO
                                         Secretary

June 15, 1994

                               LEGG MASON, INC.
                               Legg Mason Tower
                           111 South Calvert Street
                          Baltimore, Maryland 21202


                               PROXY STATEMENT


                        ANNUAL MEETING OF STOCKHOLDERS
                           Thursday, July 28, 1994




                    SOLICITATION AND REVOCATION OF PROXIES

   The enclosed proxy is solicited by the Board of Directors of Legg Mason, Inc. (the "Company") and is revocable at any time prior to its exercise. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by officers, directors and regular employees of the Company personally or by telephone or telegraph, and the Company may reimburse brokers, banks, custodians, nominees and other fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to their principals. This proxy material is being sent to stockholders on or about June 15, 1994.

                     OUTSTANDING SHARES AND VOTING RIGHTS


   Stockholders of record at the close of business on May 19, 1994 are entitled to notice of and to vote at the meeting. As of the close of business on that date, there were outstanding and entitled to vote 12,145,519 shares of Common Stock, $.10 par value ("Common Stock"), each of which is entitled to one vote. Except as otherwise noted, all references in this Proxy Statement to numbers of shares of Common Stock and stock options have been adjusted to reflect a five-for-four stock split effected September 24, 1993. See "Security Ownership of Management and Principal Stockholders" for information regarding ownership of the Common Stock.

   Directors are elected by a plurality of the votes cast by the holders of shares of Common Stock present in person or represented by proxy at the meeting, with a quorum present. For purposes of the election of directors, abstentions and broker non-votes do not affect the plurality vote.

                            ELECTION OF DIRECTORS

   The Company's Board of Directors is divided into three classes. Each year the directors in one class are elected to serve for a term of three years. The stockholders will vote at this Annual Meeting for the election of five directors for the three-year term expiring at the Annual Meeting of Stockholders in 1997.

   The persons named in the enclosed proxy will vote for the election of the nominees named below unless authority to vote is withheld. In the event that any of the nominees should be unable to serve, the persons named in the proxy will vote for such substitute nominee or nominees as they, in their discretion, shall determine. The Board of Directors has no reason to believe that any nominee named herein will be unable to serve.

   The following material contains information concerning the nominees for election and those directors whose terms continue beyond the date of the Annual Meeting.

Nominees for Director for the Term Expiring in 1997


   Charles A. Bacigalupo, age 60, has been a director and the Secretary of the Company since its inception in 1981 and has served as a Senior Vice President of the Company since May 1982. He has served as a Senior Vice President and Secretary of Legg Mason Wood Walker, Incorporated ("LMWW"), the Company's principal subsidiary, since 1970. He is the director of LMWW's legal and compliance department. Mr. Bacigalupo is Chairman of the Board of Legg Mason Capital Management, Inc.

   Harry M. Ford, Jr., age 61, has been a director of the Company since its inception in 1981 and has served as a Senior Vice President of the Company since May 1982. He has been a Vice President of LMWW since 1976 and a Senior Vice President since 1978. He joined Legg & Co. in 1964.

   James E. Ukrop, age 56, has been a director of the Company since January 1985. Since 1975, he has been the President of Ukrop Supermarkets, Inc., a corporation which operates a chain of supermarkets in Virginia. Mr. Ukrop is a director of Owens & Minor, Inc. and Richfood Holdings, Inc.

   John E. Koerner, III, age 51, has been a director of the Company since October 1990. He has been President of Barq's, Inc., a soft drink producer and distributor, since 1976.

   Peter F. O'Malley, age 55, has been a director of the Company since April 1992. He has been Of Counsel to O'Malley & Miles, a law firm in Upper Marlboro, Maryland, since 1989. Prior to that time he was Managing Partner of the firm. Mr. O'Malley is a director of Potomac Electric Power Company.

Directors Continuing in Office

                  Directors whose terms will expire in 1995

   Edmund J. Cashman, Jr., age 57, has been a director of the Company since its inception in 1981 and has served as a Senior Executive Vice President of the Company since December 1983. He has been an Executive Vice President of LMWW since 1977. He is responsible for supervising LMWW's syndicate, fixed-income securities and institutional sales activities. Mr. Cashman is also President and a director of the Legg Mason Tax-Exempt Trust, Inc. and the Legg Mason Income Trust, Inc.; President and trustee of the Legg Mason Tax-Free Income Fund, and a director of the Worldwide Value Fund, Inc. and EA Engineering, Science, and Technology, Inc.

   John F. Curley, Jr., age 54, has served as Vice Chairman of the Company and of LMWW since February 1982. He is the chief administrative officer of the Company. Mr. Curley is President and a director of the Legg Mason Value Trust, Inc., the Legg Mason Total Return Trust, Inc. and the Legg Mason Special Investment Trust, Inc., and is Chairman of the Board of the Legg Mason Tax-Exempt Trust, Inc., the Legg Mason Income Trust, Inc., the Legg Mason Cash Reserve Trust, the Legg Mason Tax-Free Income Fund, the Legg Mason Global Trust, Inc., and the Legg Mason Investors Trust, Inc.

   John B. Levert, Jr., age 63, has been a director of the Company since February 1987. He is Chairman of the Board and President of Howard Weil Financial Corporation, a financial services holding company acquired by the Company in February 1987, and since January 1985 has been Chairman of the Board of Howard, Weil, Labouisse, Friedrichs Incorporated ("HWLF"), the principal subsidiary of Howard Weil Financial Corporation. From March 1975 until January 1985, Mr. Levert was President of HWLF.

   Kenneth S. Battye, age 80, has been a director of the Company since its inception in 1981. He has been employed by LMWW since 1970. Prior to that time he was a partner in Legg & Co., which he joined in 1947.

   Harold L. Adams, age 55, has been a director of the Company since January 1988. He has been the Chairman of RTKL Associates, Inc., an architectural design and planning firm, since 1987 and the President of the firm since 1969.

   W. Curtis Livingston, age 50, has been a director of the Company since 1989 and has served as the President and Chief Executive Officer of Western Asset Management Company since August 1984, having served as Senior Vice President of that firm since 1980. Western Asset Management Company is an investment advisory firm acquired by the Company in December 1986. Mr. Livingston is a director of Western Asset Trust, Inc.

                  Directors whose terms will expire in 1996


   Raymond A. Mason, age 57, has served as Chairman of the Board and President of the Company since its inception in 1981. He has served as Chairman and Chief Executive Officer of LMWW since 1975, and was its President from 1970 to November 1985. Prior to 1970, he was President of Mason & Company, Inc., which he founded in 1962. Mr. Mason is Chairman of the Board of the Legg Mason Value Trust, Inc., the Legg Mason Total Return Trust, Inc. and the Legg Mason Special Investment Trust, Inc. He is a director of Environmental Elements Corporation.

   James W. Brinkley, age 57, has been a director of the Company since its inception in 1981 and has served as a Senior Executive Vice President of the Company since December 1983. In November 1985, he became President of LMWW, having served as an Executive Vice President of LMWW since 1970. Mr. Brinkley has primary responsibility for LMWW's retail sales and marketing activities.

   Nicholas J. St. George, age 55, has been a director of the Company since July 1983. Since February 1979, he has been the President and Chief Executive Officer of Oakwood Homes Corporation, a manufacturer and retailer of manufactured homes. Mr. St. George was the Director of Corporate Development for Ferguson Enterprises, Inc., a wholesale plumbing supplier, from 1976 to 1979 and was Group Vice President of LMWW, where he was engaged in investment banking activities, from 1973 to 1976. Mr. St. George is a director of Oakwood Homes Corporation and American Bankers Insurance Group, Inc.

   Richard J. Himelfarb, age 52, has served as a director of the Company and as an Executive Vice President of the Company and LMWW since November 1983. He is responsible for supervising LMWW's corporate, real estate and partnership finance activities. From 1967 until joining the Company in 1983, Mr. Himelfarb was engaged in the private practice of law.

   Roger W. Schipke, age 57, has been a director of the Company since January 1991. He has been Chairman of the Board and Chief Executive Officer of Sunbeam-Oster Company, Inc., a manufacturer of consumer products, since August 1993. From May 1990 to July 1993, he was Chairman of the Board, President and Chief Executive Officer of The Ryland Group, Inc., a company engaged in home building and mortgage banking. Prior to May 1990, Mr. Schipke served 29 years in various executive capacities with the General Electric Company, most recently as Senior Vice President of the Appliance Group. Mr. Schipke is a director of Brunswick Corporation, Mohawk Industries, Inc., the Rouse Company and Sunbeam-Oster Company, Inc.

   Edward I. O'Brien, age 65, has been a director of the Company since February 1993. He serves in an advisory capacity to certain entities in the securities business, having served as a consultant to the Securities Industry Association (the "SIA") from December 1992 to November 1993, and as its President from 1974 to December 1992. From 1955 to 1974, Mr. O'Brien served in various capacities with Bache & Co. (now Prudential Securities Incorporated), including as a general partner, Chairman of the Executive Committee and Director. Mr. O'Brien is a director of the following Neuberger & Berman mutual funds: Partners Fund, Inc., Manhattan Fund, Inc., Guardian Fund, Inc., Selected Sectors Fund, Inc. and Genesis Fund, Inc.

   Certain of the Company's directors and executive officers serve as officers and directors of other subsidiaries of the Company not specified in the preceding discussion. The principal occupation of Messrs. Battye and Ford is as an investment executive with LMWW.

Committees of the Board -- Board Meetings


   The Board of Directors has an Audit Committee and a Compensation Committee. It does not have a nominating committee.

   The Audit Committee, which consists of Messrs. St. George (Chairman), Koerner and Schipke, is primarily concerned with the effectiveness of the audits of the Company by the Company's independent auditors. Its duties include: recommending the selection of independent auditors; reviewing the scope of the audits conducted by them, as well as the results of their audits; meeting with the Company's internal auditors; and reviewing the organization and scope of the Company's internal system of accounting and financial controls.


   The Compensation Committee, which consists of Messrs. Adams (Chairman), O'Brien and Ukrop, is responsible for recommending and approving the compensation of the senior executive officers of the Company. The
Compensation Committee also serves as the administrative committee of certain of the Company's employee benefit plans.

   During the fiscal year ended March 31, 1994, the Board of Directors met five times, and the Audit and Compensation Committees met three times.

Compensation of Directors

   Directors who are not employees of the Company receive an annual retainer of $10,000, a fee of $2,000 for each Board meeting attended, and reimbursement of expenses for attendance at meetings. Committee members also receive an annual retainer of $1,000 ($2,000 for the committee chair) for service in that capacity.


   Under the terms of the Legg Mason, Inc. 1988 Non-Employee Director Stock Option Plan, which covers an aggregate of up to 175,000 shares of Common Stock, each non-employee director is granted, on the date he is first elected as a director, an option to purchase 2,000 shares of Common Stock, and, on the date of each Annual Meeting of Stockholders, an option to purchase an additional 2,000 shares. All options have an exercise price equal to the fair market value of the Common Stock on the date of grant. The options become exercisable immediately upon the date of grant and have a ten-year term, subject to earlier termination in the event the optionee ceases to be a director of the Company. During the fiscal year ended March 31, 1994, each of Messrs. Adams, Koerner, O'Brien, O'Malley, Schipke, St. George and Ukrop received an option to purchase 2,000 shares of Common Stock (2,500 shares after giving effect to a five-for-four stock split effected in September
1993).

         SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

   The following table sets forth information regarding the ownership of Common Stock of the Company as of May 19, 1994 by each director and nominee for director, each executive officer named in the Summary Compensation Table, all executive officers and directors as a group, and each person who, to the best of the Company's knowledge, beneficially owned more than five percent of the Company's outstanding Common Stock.


                                        COMMON STOCK       PERCENT OF
                                        BENEFICIALLY       OUTSTANDING
          NAME OF OWNER (1)             OWNED (2)(3)      COMMON STOCK (3)
_____________________________________  ______________   _______________
Raymond A. Mason.....................     487,593(4)      3.99
Kenneth S. Battye....................     370,886(5)      3.05
James W. Brinkley....................     281,851         2.31
Edmund J. Cashman, Jr. ..............     196,700         1.61
John F. Curley, Jr. .................     162,086         1.33
Charles A. Bacigalupo................     128,333         1.06
Richard J. Himelfarb.................     114,091          *
John B. Levert, Jr...................     103,873          *
Harry M. Ford, Jr....................      72,733          *
Joseph W. Sener, Jr. ................      60,025(6)       *
James E. Ukrop ......................      45,800          *
W. Curtis Livingston.................      22,875          *
Nicholas J. St. George...............      15,000          *
John E. Koerner, III.................      12,625          *
Harold L. Adams......................      12,500          *
Roger W. Schipke.....................       8,750          *
Peter F. O'Malley....................       8,750(7)       *
Edward I. O'Brien....................       5,500          *
Edward A. Taber III..................       2,500          *
All executive officers and directors
as a group (24 persons) .............   2,136,996        17.03

___________________

   * Less than 1%.

   (1) The table does not include 2,229,802 shares (including 334,898 shares that are deemed to be beneficially owned by virtue of ownership of the Company's 7% Convertible Subordinated Debentures) of which 1,952,802 shares are held for investment purposes on behalf of advisory clients of Alliance Capital Management, L.P., an investment advisory subsidiary of The Equitable Companies, Incorporated, and 277,000 shares are held for investment purposes by the Equitable Life Assurance Society of the United States, 787 Seventh Avenue, New York, New York 10019. All of the shares (18.4% of the shares outstanding)are held with sole dispositive power and 2,027,446 shares are held with sole voting power. In addition, the table does not include 830,424 shares (6.8% of the shares outstanding) held by investment advisory clients of GeoCapital Corporation, 767 Fifth Avenue, New York, New York 10153, as to which shares GeoCapital Corporation has sole dispositive power. The preceding information is based upon Schedule 13G reports filed by The Equitable Companies and GeoCapital, respectively, reporting ownership as of December 31, 1993.


   (2) Except as otherwise indicated and except for shares held by members of an individual's family or in trust, all shares are held with sole dispositive and voting power.


   (3) Does not include shares represented by vested beneficial interests in the Legg Mason Profit Sharing Plan and Trust. Includes the following number of shares subject to options exercisable within 60 days from May 19, 1994:
Mr. Mason -- 73,213; Mr. Battye -- 13,120; Mr. Brinkley -- 66,624; Mr.
Cashman -- 38,998; Mr. Curley -- 29,635; Mr. Bacigalupo -- 12,874; Mr.
Himelfarb -- 40,701; Mr. Levert -- 2,500; Mr. Ford -- 21,484; Mr.
Ukrop -- 15,000; Mr. Livingston -- 22,750; Mr. St. George -- 15,000; Mr.
Koerner -- 7,500; Mr. Adams -- 11,250; Mr. Schipke -- 2,500; Mr.
O'Malley -- 6,250; Mr. O'Brien -- 5,000; Mr. Taber -- 1,875; and all executive officers and directors as a group -- 405,892. For purposes of determining the percent of outstanding stock, such stock options are assumed to have been exercised.

   (4) Does not include 5,000 shares owned by Mr. Mason's wife, as to which Mr. Mason disclaims beneficial ownership.

   (5) Does not include 1,957 shares owned by the Legg & Co. Foundation, Inc. as to which Mr. Battye has dispositive power.


   (6) Does not include 120,000 shares held by the Trust under the Will of Joseph W. Sener. Joseph W. Sener, Jr. is co-trustee and a beneficiary of the trust.

   (7) Includes 1,250 shares of an employee benefit plan trust of which Mr. O'Malley and his wife are the sole beneficiaries.
/TABLE

                            EXECUTIVE COMPENSATION

   The following table provides certain information concerning compensation of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers for the past three fiscal years.

                          SUMMARY COMPENSATION TABLE

                                                                                      Long-Term
                                                Annual Compensation                  Compensation
                                   _____________________________________________     _____________
                                                                    Other Annual      Options       All Other
Name and Principal Position         Year    Salary     Bonus (1)    Compensation     Granted (#)  Compensation(3)
_______________________________   ________ _________  __________    _____________    ___________  _______________
Raymond A. Mason................    1994   $212,000   $1,684,000    $      1,378          7,000   $    39,689
Chairman of the Board, President    1993    211,000    1,421,000           1,392         10,000        29,801
and Chief Executive Officer         1992    199,167    1,178,000             690         12,500        25,796

James W. Brinkley ..............    1994    173,340      770,000           1,463          5,000        29,593
Senior Executive Vice President     1993    164,167      675,000           1,413          5,000        16,572
                                    1992    153,170      555,000             838          6,250        16,001

John F. Curley, Jr..............    1994    168,000      695,000             393          4,000        12,916
Vice Chairman of the Board and      1993    157,333      620,000             329          5,000        10,344
Chief Administrative Officer        1992    148,167      500,000             148          5,000         9,483

Richard J. Himelfarb............    1994    168,336      765,000           1,427          5,000        10,385
Executive Vice President            1993    159,167      645,000         137,985(2)       5,000         7,102
                                    1992    147,834      535,000             845          5,000         6,390

Edward A. Taber III(4)..........    1994    175,000      665,000              --          5,000         5,850
Executive Vice President            1993         --           --              --             --            --
                                    1992         --           --              --             --            --

__________________

   (1) The Company pays discretionary incentive cash bonuses to certain executive officers whose duties are administrative and managerial or whose compensation is not solely based on commissions. The Company's present policy is to set aside in each fiscal year an executive bonus pool in an amount up to 10% of the Company's pre-tax income for the fiscal year (before deducting such bonuses). The selection of the participants in the pool, the total amount reserved for bonuses, and the allocation of incentive bonuses among the executive officers, including each of the officers identified in this table, is determined by the Compensation Committee as described in the Compensation Committee Report on Executive Compensation.

   (2) Of this amount, $136,577 represents a tax reimbursement payment pursuant to the terms of a stock option granted in 1983.

   (3) Includes for fiscal 1994 for each individual $5,850 contributed by the Company under the Company's Profit Sharing Plan; and for Messrs. Brinkley and Curley, $185 and $86, respectively, contributed under the Company's Employee Stock Purchase Plan. In addition, includes for fiscal 1994 for Messrs. Mason, Brinkley, Curley and Himelfarb, respectively, $33,839, $23,558, $6,980, and $4,535 of commissions earned from securities brokerage activities.

   (4) Mr. Taber was not an executive officer of the Company prior to fiscal
1994.

STOCK OPTIONS

   The following table summarizes option grants made during the fiscal year ended March 31, 1994 to the executive officers named in the Summary Compensation Table.

                         OPTION GRANTS IN FISCAL 1994

                                             Individual Grants (1)
                           ____________________________________________________
                                           % of Total
                            Number of        Options
                            Securities     Granted to
                            Underlying      Employees   Exercise
                             Options        in Fiscal     Price     Expiration        Grant Date
       Name                 Granted(#)        Year      ($/Share)      Date        Present Value(2)
    __________             ____________      ______     _________  ____________    ________________
Raymond A. Mason ......       7,000           3.27%      $24.75    October 2003       $ 60,550
James W. Brinkley .....       5,000           2.34        24.75    October 2003         43,250
John F. Curley, Jr.....       4,000           1.87        24.75    October 2003         34,600
Richard J. Himelfarb...       5,000           2.34        24.75    October 2003         43,250
Edward A. Taber III....       5,000           2.34        24.75    October 2003         43,250

________________

   (1) Option grants made pursuant to the Legg Mason, Inc. 1991 Omnibus Long-Term Compensation Plan. The exercise price of each option granted under the Plan is not less than the fair market value of the Common Stock on the grant date. Options generally are not exercisable during the first year after the date of grant, and thereafter generally vest in cumulative installments of 20% on each anniversary of the date of grant, such that the options are fully exercisable on and after 5 years from the date of grant until the tenth year following that date, subject in all cases to accelerated vesting if there is an unapproved change of control. Participants may use previously owned shares to pay all or part of the exercise price.

   (2) The stock options were valued using the Cox-Ross-Rubinstein Binomial Model which is a variation of the Black-Scholes option pricing model. The following assumptions were made for purposes of calculating the Grant Date Present Value: an expected option term of eight years to exercise; stock price volatility of .2949 based upon the monthly closing prices of the Common Stock for the five years prior to the grant date; dividend yield of 2.0% and a risk-free interest rate of 5.21%. The actual value realized, if any, on stock option exercises will be dependent on overall market conditions and the future performance of the Company and its Common Stock. There is no assurance the actual value realized will approximate the amount calculated under the valuation model.

   The following table summarizes option exercises during the fiscal year ended March 31, 1994 by the executive officers named in the Summary Compensation Table and the value of their unexercised options at March 31, 1994.

                AGGREGATE OPTION EXERCISES DURING FISCAL 1994
                 AND VALUE OF OPTIONS HELD AT MARCH 31, 1994

                                                                                       Value of Unexercised
                                                         Number of Securities              In-the-Money
                                                        Underlying Unexercised        Securities Underlying
                                                    Options at March 31, 1994(#)   Options at March 31, 1994(1)
                          Shares                     _____________________________  _____________________________
                        Acquired on      Value
        Name            Exercise (#)   Realized(1)    Exercisable    Unexercisable   Exercisable   Unexercisable
      ________          ____________   ___________    ____________   _____________  ____________   ______________
Raymond A. Mason ......    12,215       $ 194,530         63,687          51,093     $   520,270    $   308,236
James W. Brinkley......        --              --         64,874          17,000         617,761         71,775
John F. Curley, Jr.....    15,896         192,285         28,385          14,250         237,500         58,400
Richard J. Himelfarb...     8,594         136,856         44,091          15,750         382,808         62,350
Edward A. Taber III....       625           3,094          1,875          15,000           5,812         31,000

_________________

   (1) Value realized and value of unexercised options are calculated by determining the difference between the fair market value of the shares underlying the options and the exercise price of the options at exercise or March 31, 1994, respectively.

           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   Legg Mason's executive compensation program is designed to attract, motivate and retain the management talent needed to strengthen the Company's position in the financial services industry and to achieve its business objectives.

   Salaries of executive officers are set at levels which the Compensation Committee of the Board of Directors (which committee consists entirely of non-employee directors) believes are competitive with salaries of executives in similar positions at comparable financial services companies. In addition, substantial emphasis is placed on incentive compensation directly related to short- and long-term corporate performance through annual cash bonuses and stock option grants.

   As is common in the financial services industry, a significant portion of total compensation of the Company's executive officers is paid in the form of annual bonuses. For example, in fiscal 1994, 89% of the annual cash compensation of Raymond A. Mason, the Company's Chief Executive Officer ("CEO"), was paid as an annual bonus. This is intended to maximize the portion of an individual's compensation that is subject to fluctuation each year based upon corporate and individual performance, as discussed below.

   The compensation program is structured to recognize each executive's level of responsibility and to reward exceptional individual and corporate performance. The program takes into account both annual operating results and the desirability of providing incentives for future improvement. This includes the ability to implement the Company's business plans as well as to react to unanticipated external factors which can have a significant impact on corporate performance. Compensation decisions for all executives, including the CEO, are based on the same criteria.

   In carrying out its responsibilities, the Compensation Committee has from time to time availed itself of independent consulting advice in connection with its consideration of executive compensation plans, such as the Company's 1991 Omnibus Long-Term Compensation Plan. The Committee also has available to it surveys of financial services industry compensation, which include the companies comprising the peer group referenced in the Stock Performance Graph following this report.

   There are three major components of the Company's executive compensation program: base salary, short-term awards, and long-term incentive awards.

Base Salary

   A competitive base salary is important in fostering a career orientation among executives, consistent with the long-term nature of the Company's business objectives. The Compensation Committee determines the salary of the CEO and the Company's other executive officers based on its consideration of the CEO's recommendations.

   Salaries and salary adjustments are based on the responsibilities, performance and experience of each executive, regular reviews of competitive positioning (comparing the Company's salary structure with that of similar companies) and business performance. While there is no specific weighting of these factors, the responsibilities, performance and experience of each executive and reviews of competitive positioning are the most important considerations.

   Raymond A. Mason, the Company's CEO, has more than 30 years of service with the Company. The Compensation Committee established his fiscal 1994 salary based upon competitive positioning and the Company's overall compensation approach, as noted above, of limiting base salary levels and emphasizing incentive compensation.

Short-Term Awards

   Short-term cash awards to executives are directly based on the Company's fiscal year operating results and recognize contributions to the business during the fiscal year.

   The Company's incentive bonus program provides for an executive bonus pool to be reserved in an amount up to 10% of the Company's pre-tax income (calculated before deduction of the bonuses) for annual cash awards to the CEO, the Company's other executive officers, and certain other executives with key management responsibilities. The bonus pool has ranged from 8% to 10% of annual pre-tax income. A total of 14 executives were included in this group for fiscal 1994. The specific bonus an executive receives is dependent on his or her level of responsibility and individual performance. Levels of responsibility are evaluated annually by the Compensation Committee without regard to any specific formula for allocation of the bonus pool. Assessments of individual performance are also made annually by the Compensation Committee after receiving the recommendations of the CEO. Such assessments are based on a number of factors, including individual and corporate performance, initiative, business judgement and management skills.

   Total bonuses to this group with respect to fiscal 1994 aggregated approximately 9% of pre-tax income (before deduction of the cash bonuses). Raymond A. Mason's fiscal 1994 award reflects his significant personal contributions to the business and his leadership in building the Company's revenues, earnings and capital position, each of which reached record levels in fiscal 1994. The award was based on the Compensation Committee's general evaluation of Mr. Mason's overall contribution as CEO to the Company's record performance levels, rather than on quantitative measures or formulas. The Compensation Committee believes that Mr. Mason's cash compensation (salary and cash award) was appropriate in relation to compensation of CEOs of comparable companies, including the companies comprising the peer group reflected in the Stock Performance Graph, taking into account the size and business results of Legg Mason and those companies.

Long-Term Incentive Awards

   Long-term incentive awards, made pursuant to the shareholder-approved Legg Mason 1991 Omnibus Long-Term Compensation Plan, are designed to reinforce the importance of building long-term value for the Company's stockholders.

   Stock options were the only long-term incentives granted to executive officers in fiscal 1994. The Compensation Committee believes that the regular annual grant of stock options focuses management attention on long-term growth in stockholder value and stock price appreciation. Under the plan, options have a term of 10 years and are granted at the fair market value of Legg Mason Common Stock on the date of grant. Twenty percent of the options become exercisable one year from date of grant, with the balance becoming exercisable in 20% increments over the ensuing four years. Recipients must remain in the Company's employ to exercise their options.

   The number of options that the Compensation Committee grants to executive officers is based on individual performance (determined as described under "Short-Term Awards") and level of responsibility, and is determined by the Compensation Committee after considering the recommendations of the CEO. Award levels must be sufficient in size so that executives develop strong incentives to achieve long-term corporate goals. In fiscal 1994, annual option awards to Messrs. Mason and Curley were reduced from prior year levels and awards to certain other key officers with high potential were increased.

Recent Tax Legislation

   During 1993, the Internal Revenue Code was amended to limit deductions for certain annual compensation in excess of $1,000,000 paid to individuals required to be named in the summary compensation table of public companies. This limitation applies to the Company beginning with its fiscal year ending March 31, 1995. The legislation imposing this change is unclear on a number of issues, and the ultimate effect of the change on the Company will depend to a significant extent on the regulations ultimately adopted by the Internal Revenue Service. The Committee has begun to review the effect of the legislation and proposed regulations on the Company, but has not yet reached a determination as to whether any of the Company's compensation plans will be revised in order to assure deductibility of all compensation.

                                         COMPENSATION COMMITTEE
                                           Harold L. Adams, Chairman
                                           Edward I. O'Brien
                                           James E. Ukrop

                           STOCK PERFORMANCE GRAPH

   The graph below compares the cumulative total shareholder return on Legg Mason's Common Stock for the last five fiscal years with the cumulative total return of the S&P 500 Stock Index and the Regional Sub-Index of the Lipper Analytical Brokerage Stock Price Index ("Lipper Regional") over the same period (assuming the investment of $100 in each on March 31, 1989, and the reinvestment of all dividends). The Lipper Regional is comprised of 15 publicly held regional securities firms.


                                [IMAGE OMITTED]

A line graph appears here and data is as follows:

Legg Mason                 $100        $113        $148       $199      $228       $212
S&P 500 Stock Index        $100        $119        $136       $151      $174       $177
Lipper Regional            $100        $107        $131       $245      $273       $299


                             CERTAIN TRANSACTIONS

   In October 1978, 7 East Redwood Street Limited Partnership (the "Partnership") was formed to acquire the Company's rights under a contract to purchase a 149,000 square foot office building in which all of the Company's Baltimore, Maryland offices were then located. LMWW Realty, Inc., a wholly-owned subsidiary of the Company, acquired a 31.2% interest as a general partner in the Partnership, and in April 1984 purchased an additional 4% in outstanding limited partnership interests. In February 1988, the Company moved its principal executive offices and a substantial portion of its Baltimore operations to another location, and the Company's occupancy of space leased from the Partnership decreased from approximately 78,000 square feet (53% of the building) to approximately 49,000 square feet (33% of the building) currently. Annual rent (including expense charges under the leases) paid by the Company in the last fiscal year was approximately $811,000. The following executive officers and directors of the Company hold interests as limited partners in the Partnership with the percentage interests indicated:
Kenneth S. Battye -- 17.0%, Raymond A. Mason -- 4.5% and Joseph W. Sener,
Jr. -- 2.0%. The Company believes that the rents paid to the Partnership were no less favorable to the Company than rents which would have been paid absent these relationships. Beginning in 1993, the Partnership began to experience cash flow difficulties, and in February 1994 the Company acquired the approximately $7,400,000 principal balance non-recourse mortgage encumbering the building from an unrelated third party lender for $5,000,000. The Company, as mortgagee, expects to acquire the building from the Partnership in satisfaction of the mortgage without making any further payments. It is also anticipated the Partnership will be liquidated, without any distributions to its partners.

   During the fiscal year ended March 31, 1994, LMWW and Aberdeen Creek Corporation ("Aberdeen"), a corporation owned by Peter F. O'Malley, a director of the Company, entered into an arrangement under which LMWW and Aberdeen may in certain instances provide investment banking services under a joint working relationship. Total fees earned in connection with such services from inception of the relationship through May 1994 were $150,000, of which Aberdeen received $45,000 and LMWW received $105,000. The portion of the total fees received by Aberdeen and LMWW in any investment banking engagement subject to the arrangement is determined by negotiation between Aberdeen and LMWW, and in each case will depend upon a number of factors, including their respective roles in securing the engagement and the level and nature of services performed by each.

   In the ordinary course of its business, the Company has extended credit to certain of its directors and executive officers in connection with their purchase of securities in margin accounts. Such extension of credit has not resulted in any losses to the Company and has been made on the same terms as loans to unaffiliated customers.

                    RATIFICATION OF SELECTION OF AUDITORS

   The Board of Directors has selected Coopers & Lybrand to be the independent auditors of the Company for the fiscal year ending March 31, 1995. This selection will be submitted for ratification at the Annual Meeting. Representatives of Coopers & Lybrand will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                STOCKHOLDER PROPOSALS FOR 1994 ANNUAL MEETING

   Any stockholder proposal intended for inclusion in the proxy material for the 1995 Annual Meeting must be received in writing by the Company on or before February 16, 1995. The inclusion of any proposal will be subject to applicable rules of the Securities and Exchange Commission.

                       COMPLIANCE WITH SECTION 16(a) OF
                     THE SECURITIES EXCHANGE ACT OF 1934

   Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder, the Company's executive officers and directors are required to file with the Securities and Exchange Commission and the New York Stock Exchange reports of their ownership of Common Stock. Based solely on a review of copies of such reports furnished to the Company, or written representations that no reports were required, the Company believes that during the fiscal year ended March 31, 1994 its executive officers and directors complied with the Section 16(a) requirements except that reports covering a gift by Kenneth S. Battye to a charitable foundation and a sale by John B. Levert, Jr. were filed late.

                                OTHER MATTERS

   The Board of Directors of the Company is not aware of any other matters to come before the meeting. If any other matters should come before the meeting, the persons named in the enclosed proxy will act thereon according to their best judgment.



                                     By order of the Board of Directors


                                     [SIG]

                                     CHARLES A. BACIGALUPO
                                       Secretary